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                                                                  EXHIBIT 10.44

October 25, 1999



Mr. Mike Reiff
1 Abbott Run Road
Cumberland, RI 02864

Dear Mike:

I am pleased to extend to you an offer of employment for the position of Executive Vice President and Chief Operating Officer ("COO") of Verilink Corporation. The terms and conditions of your employment will be as follows:

1. Your employment will commence not later than November 29, 1999. You will report to the CEO, and will be a member of Verilink's Strategy Committee. At the time of your acceptance, Verilink will establish the Office of the President, consisting of the Company's CEO and COO. The Office of the President will be responsible for all business matters relating to Verilink. The COO will be responsible for the day-to-day operations of the Company, and may act for the CEO on all business operations matters. The CEO will be responsible for all Verilink matters, will focus on strategic issues, and will report to the Company's Board of Directors.

2. Your base compensation will initially be $9,615.38 paid bi-weekly (annualized salary of $250,000.00). Executive compensation is reviewed annually after the end of Verilink's June 30 fiscal year end. Any increase in salary is at the discretion of the CEO with approval of Compensation Committee of the Board of Directors.

3. You will receive such benefits as are customarily granted to Verilink employees. You will receive personal time off (PTO) in accordance with Verilink's existing policy. PTO initially accrues at the rate of
         1 1/2 days per month of employment, and may be used for vacation, illness, personal business, etc. Verilink confirms that any conditions covered by your existing health insurance will be covered by Verilink's health insurance, commencing on the first day of your employment, provided that you obtain a Certificate of Coverage evidencing your existing coverage. Attachment 1 sets forth additional benefits currently available to Verilink executive officers. Please note that executive officers do not participate
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Mike Reiff
October 25, 1999
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         in the profit sharing plan. Executive officer benefits are subject to review from time-to-time by the Compensation Committee of the Board of Directors.

4. Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in your Stock Option Agreement, 350,000 shares of Verilink Common Stock at the fair market value of that stock as determined by the Board of Directors on the first day of your employment by Verilink. Vesting will occur over 4 years at the rate of 2.08% (1/48th) at the end of each month, assuming continuous employment. On each anniversary of your employment, Verilink expects to grant you an option to purchase an additional 89,500 shares of Verilink Common Stock at the then existing fair market value of that Stock, vesting after four years of continuous employment after each such grant.

5. You will be eligible for participation in Verilink's Management Incentive Plan for fiscal 2000 (July 1, 1999 - June 30, 2000) and thereafter. The Plan will provide for a target potential payout to you of 50% of your base salary upon achievement of your objectives under the Plan, but in no event less than a guaranteed payment to you for fiscal 2000 of $50,000, which payment shall be made at the end of three months of employment by Verilink.

6. If you terminate your employment (i) on or before one (1) year from the date of your employment, (ii) subsequent to Graham Pattison no longer being employed by the company; or (iii) if at any time, your employment is terminated by Verilink other than for cause, or you terminate your employment for good reason, you will receive one (1) year's base salary and applicable benefits, including COBRA costs, for a period of one (1) year. If such termination occurs after a change in control, you will also receive such additional benefits as are provided in the Verilink Change of Control Severance Benefits Agreement (Attachment 2). At Verilink's option, the foregoing severance may be paid as salary continuation or as a lump sum. For purposes of this paragraph, "cause" shall be defined as any act or failure to act involving dishonesty towards Verilink; unethical business practices; embezzlement or misappropriation of corporate funds, property or proprietary information; unreasonable and willful refusal to perform the duties required by Verilink; willful breach of this Agreement or habitual neglect of duties and responsibilities, other than due to illness or disability; aiding and abetting a competitor; or participation in any fraud or any criminal activities. "Good reason" shall be defined as set forth in section 6.4
         (a) of Attachment 2.
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Mike Reiff
October 25, 1999
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7.       Verilink understands that you intend to maintain your principal residence in Rhode Island. Verilink shall reimburse you for your commuting costs between Rhode Island and Alabama, including the tax impact of such reimbursement. To the extent possible, you shall combine such commuting with business trips to reduce the cost to Verilink. For the earlier of a period of six months or until you purchase a second residence in Alabama, Verilink shall provide you with a furnished apartment at no cost to you. In lieu of reimbursement for relocation costs, Verilink shall also provide you with a payment of $50,000 for relocation costs, including moving expenses, real estate taxes, insurance and similar costs. Verilink shall reimburse you for income taxes on the portion of the cost of the apartment and the relocation payment, including the amount of the reimbursement you are unable to deduct for tax purposes.

8. Verilink shall provide you with a housing assistance loan of $300,000.00 in accordance with Attachment 3. This Note will be secured by a second deed of trust on the Alabama property you intend to purchase. The Note will bear no interest. In the event you sell your property in Alabama for less than you paid for that property, after deducting costs of sale, the principal balance of the Note shall be reduced by such amount. Verilink shall reimburse you for any tax liability resulting from such forgiveness.

9. Verilink shall provide you with an additional loan of $300,000.00 in accordance with Attachment 4. The outstanding principal balance of that loan will be repaid by you upon the earlier of (i) your leaving the Company for any reason, provided, however, that, for the purposes of this paragraph (i) 50% of the loan will be forgiven for each full year that you remain employed by Verilink; or (ii) within one (1) year after the value of your exercisable Verilink stock options exceeds $2,000,000 (fair market value of stock subject to exercisable options less total exercise price of such options). Interest shall be forgiven. Verilink shall reimburse you for any tax liability resulting from forgiveness of the principal of this loan.

10. Subject to any severance benefits described in this letter, your employment with Verilink is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

11. In the event of any dispute or claim relating to or arising out of our employment relationship, you and Verilink agree that all such disputes shall be fully and finally
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Mike Reiff
October 25, 1999
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         resolved by binding arbitration conducted by the American Arbitration
         Association in Huntsville, Alabama. However, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information, or to enforcement of your rights under the Change of Control Severance Benefits Agreement.

12.      This offer of employment is contingent upon the following:

         (a)      A completed employment application.

         (b) Full compliance with the Immigration Reform and Control Act of 1986, which requires new employees to provide documentation/identification to establish both identity and work authorization within three (3) days of your employment.

         (c) On your date of hire, you will be required to sign a Verilink Confidentiality Agreement (Attachment 5) as part of your total employment package.

         (d) If you will be driving your personal automobile for company business on a regular basis, you will be required to provide proof of personal auto insurance.

         If you have any questions regarding the nature of any of this documentation, please contact the Human Resources Department.

13. This letter, together with all attachments hereto, set forth the terms of your employment with Verilink and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by an instrument in writing, signed by Verilink and by you.

14. If you accept this offer, Verilink intends to publicly announce that acceptance at its Annual Meeting of Stockholders on November 16, 1999.

We will be pleased to have you join the Verilink team, and we look forward to your participation in our continued success.
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Mike Reiff
October 25, 1999
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This offer remains effective until November 9, 1999. Please acknowledge your acceptance by signing this letter and returning it to me at your earliest convenience.

Sincerely,

VERILINK CORPORATION

/s/ Graham G. Pattison

Graham G. Pattison
President and CEO



I accept the foregoing offer:


 /s/ Mike Reiff
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Mike Reiff


Date: 11/09/99
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